Exhibit 10.2

GENERAL RELEASE AND SEPARATION AGREEMENT

This General Release and Separation Agreement (the “Agreement”) is entered into by and between Mark M. Sieczkarek (the “Executive”) and Conceptus, Inc., a Delaware corporation, (the “Company”), effective eight (8) days after Executive’s signature (the “Effective Date”), unless Executive revokes Executive’s acceptance as provided in Section 5(c) below, with reference to the following facts:

WHEREAS, Executive’s employment with the Company and status as an officer and employee of the Company will end effective upon the Termination Date (as defined below); and

WHEREAS, Executive and the Company want to end their relationship amicably and also to establish the obligations of the parties including, without limitation, all amounts due and owing to Executive.

NOW, THEREFORE, in exchange for the good and valuable consideration set forth herein, the adequacy of which is specifically acknowledged, Executive and the Company hereby agree as follows:

1. Termination of Employment. Executive and the Company hereby acknowledge and agree that Executive’s termination of Executive’s employment, including termination from all positions that Executive held as an officer of the Company and its subsidiaries and as a member of the Company’s board of directors (the “Board”) and the board of directors of the Company’s subsidiaries, will end effective as of December 8, 2011 (the “Termination Date”).

2. Payment of Accrued Wages and Expenses. Executive acknowledges payment of an amount equal to all accrued wages through the Termination Date, including accrued vacation, less applicable withholding, and further acknowledges that Executive has been reimbursed for all expenses incurred by Executive on behalf of the Company, which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documenting such expenses.

3. Separation Payments and Benefits. Without admission of any liability, fact or claim, the Company hereby agrees, subject to the execution and non-revocation of this Agreement and Executive’s performance of his continuing obligations pursuant to this Agreement, any offer letter or employment agreement between Executive and the Company, the Confidentiality Agreement (as defined below), to provide Executive the severance benefits set forth below. Specifically, the Company and Executive agree as follows:

(a) Cash Severance. On the six (6)-month and one (1) day anniversary of the Termination Date, the Company shall pay to Executive an amount equal to $1,500,000, less applicable withholding taxes, which constitutes one hundred fifty percent (150%) of the sum of Executive’s base salary and target bonus, each as in effect as of the Termination Date.

(b) Equity Awards. Each of the options to purchase shares of Company common stock, stock appreciation rights, restricted stock units and shares of restricted stock

(collectively, the “Equity Awards”) held by Executive shall become vested and, if applicable, exercisable and all restrictions thereupon lapse with respect to that number of unvested shares subject to the Equity Awards at the Termination Date which would have vested had Executive remained employed with the Company through the eighteen (18) month anniversary of the Termination Date.

Each of Executive’s Equity Awards that is not vested (after giving effect to the acceleration provisions of this Section 3(b) above) as of the Termination Date (collectively, the “Unvested Equity Awards”) shall be deemed amended to the extent necessary to provide that (i) such Unvested Equity Awards shall remain outstanding until the first (1st) anniversary of the Termination Date (or, if earlier, the original expiration date thereof) and (ii) in the event of a Change in Control (as defined below) on or prior to the first (1st) anniversary of the Termination Date, the vesting and, if applicable, exercisability of the Unvested Equity Awards shall automatically accelerate as to one hundred percent (100%) of the shares subject thereto as of immediately prior to the consummation of such Change in Control. In the event a Change in Control does not occur on or prior to the first (1st) anniversary of the Termination Date, the Unvested Equity Awards shall be cancelled for no consideration effective as of the first (1st) anniversary of the Termination Date.

Each vested stock option and stock appreciation right held by Executive as of the Termination Date (after giving effect to the accelerated vesting provided in this Section 3(b)) and, to the extent vesting is accelerated pursuant to the preceding sentence, each Unvested Equity Award, will be deemed amended to the extent necessary to provide that such stock option or stock appreciation right shall remain exercisable until the earlier of (i) the second (2nd) anniversary of the Termination Date or (ii) the original expiration date therefor. If on or prior to the earlier of such dates, Executive has not exercised Executive’s vested stock options and stock appreciation rights in accordance with the terms thereof, such unexercised stock options and stock appreciation rights shall terminate and be of no further effect.

For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following events: (i) any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “Beneficial Owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing forty percent (40%) or more of the total voting power represented by the Company’s then outstanding voting securities; (ii) a merger or consolidation of the Company whether or not approved by the Board, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; or (iii) a change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date of the Termination Date or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company).

(c) Access to Benefits. For the eighteen (18)-month period commencing on the Termination Date (the “Severance Period”), the Company shall continue to make available to Executive and Executive’s spouse and dependents any group health plans, life insurance plans and other benefit plans and programs of the Company in existence on the Termination Date, to the extent permitted by law and subject to the terms and conditions of the relevant plan or program. For the avoidance of doubt, nothing in this Section 3(c) shall entitle Executive to participate in any discretionary bonus or equity incentive pool after the Termination Date.

(d) Healthcare Continuation Coverage. If Executive elects to receive continued healthcare coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and timely pays the premiums therefor, the Company shall reimburse Executive for the premiums paid by Executive; provided, however, that such payment or reimbursement (i) shall not exceed $650 per month and (ii) will continue until the earlier of (A) the end of the Severance Period or (B) the date that Executive no longer constitutes a Qualified Beneficiary, as such term is defined in Section 4980(B)(g)(1) of the Internal Revenue Code of 1986, as amended (the “Code”). After the Company ceases to reimburse premiums pursuant to the preceding sentence, Executive may, if eligible, elect to continue healthcare coverage at Executive’s expense in accordance with the provisions of COBRA. Executive acknowledges that he shall be solely responsible for all matters relating to Executive’s continuation of coverage pursuant to COBRA, including, without limitation, Executive’s election of such coverage and his timely payment of premiums.

(e) Outplacement Services. The Company shall pay to Executive $15,000 in a cash lump sum within thirty (30) days following the Termination Date, which is intended to offset the costs of outplacement assistance services for Executive during the Severance Period.

(f) Legal Fees. The Company shall reimburse Executive for the reasonable attorneys’ fees and related expenses and disbursements incurred by Executive in connection with Executive’s separation of employment with the Company and the negotiation and preparation of this Agreement, in an aggregate amount not to exceed $5,000.

(g) Taxes. Executive understands and agrees that all payments under this Agreement will be subject to appropriate tax withholding and other deductions. To the extent any taxes may be payable by Executive for the benefits provided to him by this Agreement beyond those withheld by the Company, Executive agrees to pay them himself and to indemnify and hold the Company and the other entities released herein harmless for any tax claims or penalties, and associated attorneys’ fees and costs, resulting from any failure by him to make required payments. To the extent that any reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A of the Code, such reimbursements shall be paid to Executive no later than December 31st of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(h) Sole Separation Benefit. Executive agrees that the payments provided by this Section 3 are not required under the Company’s normal policies and procedures and are provided as a severance solely in connection with this Agreement. Executive acknowledges and agrees that the payments referenced in this Section 3 constitute adequate and valuable consideration, in and of themselves, for the promises contained in this Agreement.

4. Full Payment. Executive acknowledges that the payment and arrangements herein shall constitute full and complete satisfaction of any and all amounts properly due and owing to Executive as a result of his employment with the Company and the termination thereof.

5. General Release of Claims by Executive. Executive understands that by agreeing to the release provided by this Section 5, Executive is agreeing not to sue, or otherwise file any claim against, the Company or any of its employees or other agents for any reason whatsoever based on anything that has occurred as of the date Executive signs this Agreement.

(a) Executive, on behalf of Executive’s self and Executive’s executors, heirs, administrators, representatives and assigns, hereby agrees to release and forever discharge the Company and all predecessors, successors and their respective parent corporations, affiliates, related, and/or subsidiary entities, and all of their past and present investors, directors, shareholders, officers, general or limited partners, employees, attorneys, agents and representatives, and employee benefit plans in which Executive is or has been a participant by virtue of Executive’s employment with the Company, from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected (collectively, “Claims”), which Executive has or may have had against such entities based on any events or circumstances arising or occurring on or prior to the date hereof or on or prior to the Termination Date, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever Executive’s employment by the Company or the separation thereof, and any and all claims arising under federal, state, or local laws relating to employment, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, claims of any kind that may be brought in any court or administrative agency, any claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866; the Equal Pay Act; the Age Discrimination in Employment Act (“ADEA”); the Americans with Disabilities Act; the Fair Labor Standards Act; the Employee Retirement Income Security Act; the Family Medical Leave Act; the California Fair Employment and Housing Act; the California Family Rights Act; the California Labor Code; the California Occupational Safety and Health Act; and Section 17200 of the California Business and Professions Code; Claims under any other local, state or federal law governing employment; Claims for breach of contract; Claims arising in tort, including, without limitation, Claims of wrongful dismissal or discharge, discrimination, harassment, retaliation, fraud, misrepresentation, defamation, libel, infliction of emotional distress, violation of public policy, and/or breach of the implied covenant of good faith and fair dealing; and Claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.

Notwithstanding the generality of the foregoing, Executive does not release the following:

(i) Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(ii) Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;

(iii) Claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA;

(iv) Claims to any benefit entitlements vested as the date of Executive’s employment termination, pursuant to written terms of any Company employee benefit plan;

(v) Claims for indemnification under the Company’s Bylaws, California Labor Code Section 2802 or any other applicable law; and

(vi) Executive’s right to bring to the attention of the Equal Employment Opportunity Commission claims of discrimination; provided, however, that Executive does release Executive’s right to secure any damages for alleged discriminatory treatment.

(b) EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

BEING AWARE OF SAID CODE SECTION, EXECUTIVE HEREBY EXPRESSLY WAIVES ANY RIGHTS EXECUTIVE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

(c) In accordance with the Older Workers Benefit Protection Act of 1990, Executive acknowledges that Executive is aware of the following:

(i) This section and this Agreement are written in a manner calculated to be understood by Executive.

(ii) The waiver and release of claims under the ADEA contained in this Agreement does not cover rights or claims that may arise after the date on which Executive signs this Agreement.

(iii) This Agreement provides for consideration in addition to anything of value to which Executive is already entitled.

(iv) Executive has been advised to consult an attorney before signing this Agreement.

(v) Executive has been granted twenty-one (21) days after Executive is presented with this Agreement to decide whether or not to sign this Agreement. If Executive executes this Agreement prior to the expiration of such period, Executive does so voluntarily and after having had the opportunity to consult with an attorney, and hereby waives the remainder of the twenty-one (21) day period.

(vi) Executive has the right to revoke this general release within seven (7) days of signing this Agreement. In the event this general release is revoked, this Agreement will be null and void in its entirety, and Executive will not receive the benefits of this Agreement set forth in Section 3 above.

If Executive wishes to revoke this Agreement, Executive must deliver written notice stating that intent to revoke to Julie Brooks, 331 E. Evelyn Avenue, Mountain View, CA 94041, (650)962-4116 phone/(650)628-4747 fax, on or before 5:00 p.m. Pacific Standard Time on or before the Effective Date.

6. Nondisparagement. Executive agrees that neither Executive nor anyone acting by, through, under or in concert with Executive shall disparage or otherwise communicate negative statements or opinions about the Company, its Board members, officers, employees, subsidiaries or business. The Company agrees that neither its Board members nor officers shall disparage or otherwise communicate negative statements or opinions about Executive.

7. Cooperation. After the Termination Date, Executive shall cooperate with the Company and its affiliates, upon the Company’s reasonable request, with respect to any internal investigation or administrative, regulatory or judicial proceeding involving matters within the scope of Executive’s duties and responsibilities to the Company during his employment with the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s reasonable request to give testimony without requiring service of a subpoena or other legal process, and turning over to the Company all relevant Company documents which are or may have come into Executive’s possession during his employment); provided, however, that any such request by the Company shall not be unduly burdensome or interfere with Executive’s personal schedule or ability to engage in gainful employment.

8. Executive’s Representations and Warranties. Executive represents and warrants that:

(a) Executive has been paid all wages owed to Executive by the Company, including all accrued, unused vacation, through the Termination Date;

(b) During the course of Executive’s employment, Executive did not sustain any injuries for which Executive might be entitled to compensation pursuant to California’s Workers Compensation law;

(c) Executive has not made any disparaging comments about the Company, nor will Executive do so in the future;

(d) Executive has not initiated any adversarial proceedings of any kind against the Company or against any other person or entity released herein, nor will Executive do so in the future, except as specifically allowed by this Agreement;

(e) The execution, delivery and performance of this Agreement by the Executive does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which the Executive is a party or any judgment, order or decree to which the Executive is subject; and

(f) Upon the execution and delivery of this Agreement by the Company and the Executive, this Agreement will be a valid and binding obligation of the Executive, enforceable in accordance with its terms.

9. Confidential Information; Return of Company Property.

(a) Executive hereby expressly confirms Executive’s continuing obligations to the Company pursuant to the Proprietary Information and Inventions Agreement entered into between Executive and the Company (the “Confidentiality Agreement”).

(b) Executive shall deliver to the Company within ten (10) business days of the Effective Date all originals and copies of correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Company’s customers, business plans, marketing strategies, products, processes or business of any kind and/or which contain proprietary information or trade secrets which are in the possession or control of Executive or Executive’s agents or representatives.

(c) Executive shall return to the Company within ten (10) business days of the Effective Date all equipment of the Company in Executive’s possession or control.

10. No Assignment. Executive warrants and represents that no portion of any of the matters released herein, and no portion of any recovery or settlement to which Executive might be entitled, has been assigned or transferred to any other person, firm or corporation not a party to this Agreement, in any manner, including by way of subrogation or operation of law or otherwise. If any claim, action, demand or suit should be made or instituted against the Company or any affiliate of the Company because of any actual assignment, subrogation or transfer by Executive, Executive agrees to indemnify and hold harmless the Company or any affiliate of the Company against such claim, action, suit or demand, including necessary expenses of investigation, attorneys’ fees and costs.

11. In the Event of a Claimed Breach. All controversies, claims and disputes arising out of or relating to this Agreement, including without limitation any alleged violation of its terms, shall be resolved by final and binding arbitration before a single neutral arbitrator in Santa Clara County, California, in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association (“AAA”). The arbitration shall be commenced by filing a demand for arbitration with the AAA within fourteen (14) days after the filing party has given notice of such breach to the other party. The arbitrator shall award the prevailing party attorneys’ fees and expert fees, if any. Notwithstanding the foregoing, it is acknowledged that it will be impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations imposed on them under Section 9(a) hereof, and that in the event of any such failure, an aggrieved person will be irreparably damaged and will not have an adequate remedy at law. Any such person shall, therefore, be entitled to injunctive relief, including specific performance, to enforce such obligations, and if any action shall be brought in equity to enforce any of the provisions of Section 9(a) of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

12. Choice of Law. This Agreement shall in all respects be governed and construed in accordance with the laws of the State of California, including all matters of construction, validity and performance, without regard to conflicts of law principles.

13. Notices. All notices, demands or other communications regarding this Agreement shall be in writing and shall be sufficiently given if either personally delivered or sent by facsimile or overnight courier, addressed as follows:

(a)	If to the Company:

Conceptus, Inc.

331 East Evelyn Avenue

Mountain View, CA 94041

Attn: General Counsel

(b)	If to Executive:

The last address on file with the Company.

14. Severability. Except as otherwise specified below, should any portion of this Agreement be found void or unenforceable for any reason by a court of competent jurisdiction, the parties intend that such provision be limited or modified so as to make it enforceable, and if such provision cannot be modified to be enforceable, the unenforceable portion shall be deemed severed from the remaining portions of this Agreement, which shall otherwise remain in full force and effect. If any portion of this Agreement is so found to be void or unenforceable for any reason in regard to any one or more persons, entities, or subject matters, such portion shall remain in full force and effect with respect to all other persons, entities, and subject matters. This paragraph shall not operate, however, to sever Executive’s obligation to provide the binding release to all entities intended to be released hereunder.

15. Understanding and Authority. The parties understand and agree that all terms of this Agreement are contractual and are not a mere recital, and represent and warrant that they are competent to covenant and agree as herein provided.

16. Integration Clause. This Agreement contains the entire agreement of the parties with regard to the separation of Executive’s employment, and supersedes any prior agreements as to that matter. The Company and Executive acknowledge that the termination of the Executive’s employment with the Company is intended to constitute an involuntary separation from service for the purposes of Section 409A of the Code, and the related Department of Treasury regulations. Executive acknowledges that there are no other agreements, written, oral or implied, and that he may not rely on any prior negotiations, discussions, representations or agreements. This Agreement may not be changed or modified, in whole or in part, except by an instrument in writing signed by Executive and the Chief Executive Officer of the Company.

17. Execution in Counterparts. This Agreement may be executed in counterparts with the same force and effectiveness as though executed in a single document.

The parties have carefully read this Agreement in its entirety; fully understand and agree to its terms and provisions; and intend and agree that it is final and binding on all parties.

(Signature Page Follows)

IN WITNESS WHEREOF, and intending to be legally bound, the undersigned parties have caused this General Release and Separation Agreement to be duly executed and delivered as of the date indicated next to their respective signatures below.

EXECUTIVE		COMPANY

/s/ Mark M. Sieczkarek		/s/ Kathryn Tunstall
By:	Mark M. Sieczkarek	By:	Kathryn Tunstall
		Title:	Chairman of the Board

Date	12/7/11	Date	12/6/11

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